Exhibit 10.12

                                CONTRACT OF SALE


                                 BY AND BETWEEN


             FRANK M. PELLICANE REALTY, LLC and PELICAN REALTY, LLC
                  (EACH AS TO A 50% INTEREST), with offices at
                             2233 Nesconset Highway,
                                   Suite 206,
                           Lake Grove, New York 11755

                                     SELLER


                                       AND


                GYRODYNE COMPANY OF AMERICA, INC. with offices at
                             1 FLOWERFIELD, SUITE 24
                           SAINT JAMES, NEW YORK 11780


                                    PURCHASER

     CONTRACT made the 12th day of October, 2006, between FRANK M. PELLICANE, LLC and PELICAN REALTY, LLC, both with offices at 2233 Nesconset Highway, Suite 206, Lake Grove, New York 11755 ("Seller") and GYRODYNE COMPANY OF AMERICA, INC., with offices at 1 Flowerfield, Suite 24, Saint James, New York 11780 ("Purchaser")

                                   WITNESSETH:

     WHEREAS, Seller is the owner of that certain plot, piece or parcel of land located at 1-6, 8, 9 & 11 Medical Drive and 5380 Nesconset Highway, Port Jefferson, New York 11776 (Section: 161, Block: 7, Tax Lots: 16.003, 17.002, 17.004, 17.006, 17.007, 17.009, 17.011, 17.013, 17.022, 17.025 and 17.026) as
more particularly described on Schedule A attached hereto and made a part hereof and the buildings and improvements thereon erected (collectively, the "Premises"); and

     WHEREAS, upon the terms and conditions herein set forth, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase the Premises.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto hereby covenant and agree as follows:

1.   Purchase and Sale.

     (a) Upon payment to Seller of the "Purchase Price" (as hereinafter defined), Seller agrees to sell and convey the Premises and Purchaser agrees to purchase the Premises.

     (b) The sale hereunder shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, or avenue, open or proposed, in front of or adjoining the Premises, to the center line thereof, and all right, title and interest, if any, of Seller in and to any award made for damage to the Premises by reason of a change in grade of any street and Seller will execute and deliver to Purchaser on the date of the Closing (as hereinafter defined) or thereafter on demand all proper instruments for the conveyance of such title by copy of title report to Seller's attorney.

2.   Purchase Price.

     (a) The purchase price is EIGHT MILLION EIGHT HUNDRED FIFTY THOUSAND AND 00/100 ($8,850,000.00) DOLLARS ("Purchase Price"), payable as follows:

          (i) FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS of the Purchase Price payable upon the signing of this Contract by check or wire transfer payable to the order of Seller's attorney, Luman, Helfman, Fayer & Tucker (the "Escrowee"), 140 Grand Street, Suite 405, White Plains, New York 10601. The deposit shall be held in escrow by Escrowee in accordance with the provisions of Schedule E annexed hereto; and

          (ii) At closing, subject to adjustment as set forth herein, EIGHT MILLION THREE HUNDRED FIFTY THOUSAND and 00/100 ($8,350,000.00) DOLLARS, less the then principal balance secured by the Mortgage described in Schedule D of this Contract if Purchaser takes subject to such Mortgage, at the Closing shall be paid by official bank or certified checks drawn by any such banking institution which is a member bank of the New York Clearing House Association. Any checks in excess of $1,000.00 must be certified or bank checks.

3.   State of Title: Title Examination.

     (a) The Premises are sold subject only to all matters referred to in Schedule B attached hereto and made a part hereof ("Permitted Exceptions").

     (b) Seller shall give and Purchaser shall accept such marketable title to the Premises as any member of the New York Board of Title Underwriters shall be willing to insure, without special premium therefore, subject only to the Permitted Exceptions as set forth in Schedule B. Purchaser will provide a copy of any title objections prior to the later to occur of five (5) business days of receipt of a title commitment and survey for all parcels comprising the Premises (which Purchaser shall promptly order) or at least twenty (20) business days prior to the closing of title.

     (c) Purchaser shall from time to time and as such is practical after obtaining knowledge thereof notify Seller of any defects, encumbrances, encroachments or other objections to title which are not Permitted Exceptions ("Title Objections").

     (d) If on the date set for the Closing in Section 7 hereof it should appear that the Premises are affected by any lien, encumbrance, outstanding interest or question of title which is not a Permitted Exception and which title objection may, according to reasonable expectations, be removed as an objection to title within thirty (30) days, Seller, at Seller's election, shall have the privilege to adjourn the Closing for a period not exceeding thirty (30) days in order to cure such title objection. The exercise of the foregoing election shall not alter or affect the limitation of liability of Seller as stated in Section 10 hereof.

     (e) If the Title Search discloses estate and inheritance tax objections, judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller shall on request deliver to Purchaser an affidavit or other proof acceptable to Purchaser's title insurance company showing that such estate and inheritance tax objections are not an issue of title, and any judgments, bankruptcies or other returns are not against Seller. Seller shall be obligated to pay and remove all mortgages and voluntary monetary liens against the Premises (other than the Astoria Mortgage, subject to the terms and conditions of Section 32 below) which can be discharged out of the cash portion of the Purchase Price, and all other monetary liens up to an aggregate of $100,000.

     (f) If additional title information shall be made available to Purchaser from its title company at any time prior to the Closing (whether by means of continuation or a title rundown) the title company shall notify seller.

     (g) In the event Purchaser's title company indicates that there is a defect in the description contained in the deed from when the Seller purchased the premises, Seller shall use its best efforts to obtain a correction deed prior to the Closing. If the Seller is unable to provide a correction deed satisfactory to the title company on or before the Closing Date, Purchaser shall have the right to cancel this Contract and Seller's sole responsibility shall be to immediately return the Deposit to the Purchaser.

4.   Form of Deed. Recording Charges and Closing Documents.

     (a) At the Closing, Seller shall deliver to Purchaser a deed to the Premises which shall be the usual Bargain and Sale Deed with Covenant against Grantor's Acts, (the "Deed") in proper statutory short form for recording and shall be duly executed and acknowledged so as to convey to Purchaser the fee simple of the Premises free of all encumbrances, except for the Permitted Exceptions, and shall contain the covenant required by subdivision 5 of Section 13 of the Lien Law.

     (b) At the Closing, Seller shall provide to the representative of Purchaser's Title Company entrusted with recording the Deed, Attorney Trust Account, certified or bank checks to the order of the recording officer of the county in which the Deed is to be recorded or directly to the title company for the amount of all real property transfer taxes due in connection with the Deed and will also deliver to Purchaser the accurate tax returns required in connection with such taxes, duly signed and sworn to by Seller. Purchaser agrees to sign and swear to each such return and to cause such checks and such returns to be delivered to the representative of Purchaser's Title Company at the Closing.

     (c) At the Closing, Seller shall deliver a non-foreign affidavit, properly executed and containing such information as shall be required by Internal Revenue Code Section 1445(b)(2) and the regulations issued thereunder.

5. Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 p.m. on the day prior to the Closing Date:

     (a) prepaid rents and Additional Rents (as defined herein);

     (b) real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on a reading obtained by Seller within ten (10) days prior to Closing;

     (c) amounts payable under all service contracts and maintenance contracts that survive closing;

     (d) value of fuel stored on the Premises, at the price paid by Seller (as evidenced by purchase receipts or a certificate of Seller's fuel supplier), including any taxes;

     (e) permitted administrative charges, if any, on tenants` security deposits; and

     (f) if Purchaser assumes the existing Mortgage as set forth in paragraph 32 below, interest on the outstanding principal balance of the Mortgage.

     If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be re-computed. Any discrepancy resulting from such re-computation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

     If any tenant is in arrears in the payment of rent (including "Additional Rent" as defined herein) on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority:; (a) first to the month in which the Closing occurred (b) then to any month or months following the month in which the Closing occurred; (c) then to the period prior to the month preceding the month in which the Closing occurred; and (d) then to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share any reasonable attorneys` fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

     If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys` fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing. If a tenant has made payment of any amounts for real estate taxes, operating expenses or similar charges with respect to the period on or after the Closing Date, which amounts have not already been paid by Seller, Purchaser shall receive a credit in the amount thereof at Closing. If any tenant is or becomes entitled to a refund of overpayments of Additional Rent which are attributable in whole or in part to any period prior to the Closing, Seller shall pay to Purchaser an amount equal to the amount of such refund attributable to any such period within ten days after notice from Purchaser, which obligation shall survive the Closing.

     The parties shall have ninety (90) days after the Closing to correct or adjust any errors or miscalculations in the apportionments hereunder.

6. Sole Contract of the Parties. All understandings and agreements previously made between the parties regarding the Premises are merged in this Contract, which alone fully and completely expresses their agreement, and this Contract is being entered into after full investigation, neither party relying upon any statement or representation not embodied in this Contract made by the other. Purchaser acknowledges that, except as expressly set forth herein, neither Seller nor any real estate broker, agent, officer, employee, servant or representative of Seller has made any representations whatsoever regarding the subject matter of this transaction or any fact thereof including, without limitation, representations as to the physical nature or condition of the Premises, the existence of any hazardous materials on or under the Premises, the projected rents of the Premises, the existing zoning ordinances and/or the availability of any zoning variances, existing or future expenses, or any other matter or thing affecting or related to the Premises or the operation thereof, except as herein specifically set forth, and Purchaser further agrees to take title to the Premises in its "as is" condition on the date hereof subject to the express provisions of this Contract. In executing, delivering and performing this Contract, Purchaser has not relied upon and does not rely upon and Seller is not liable for or bound in any manner by, express or implied warranties, guaranties, promises, statements, representations, "set-ups", proposals or information pertaining to the Premises or the rents, expenses and operations thereof, made or furnished by Seller or by any real estate broker, agent, officer, employee, servant or other person representing or purporting to represent Seller, to whomsoever made or given, directly or indirectly, verbally or in writing, unless such warranties, guaranties, promises, statements, representations or information are expressly and specifically set forth herein. Except as herein expressly set forth, the acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller hereunder and no representation, warranty or agreement, express or implied, of Seller shall survive the Closing except those, if any, which are herein specifically stated to survive the Closing.

7. Time and Place of Closing. The closing of title ("Closing") shall take place at 10:00 a. m. on or about forty five (45) days from the date of this Contract, at the offices of attorneys for the Seller, Corey Tucker, Esq., Luman, Helfman, Fayer & Tucker, 140 Grand Street, Suite 405, White Plains, New York 10601, OR, at the office of the attorney for Astoria Federal Savings and Loan Association, 2000 Marcus Ave., Lake Success, New York 11042.

8. Notices. All notices hereunder by either party to the other shall be sent by a nationally recognized overnight courier service, next business day delivery, addressed to Seller and Purchaser at the addresses given therefore at the beginning of this Contract and with copies of notices to Seller to Seller's attorney:

                       Corey Tucker, Esq.
                       Luman, Helfman, Fayer & Tucker
                       140 Grand Street, Suite 405
                       White Plains, New York 10601
                       Ph (914) 683-1800
                       Fax (914) 421-0002

and with copies of notices to Purchaser by a nationally recognized overnight courier service, next day delivery, to Purchaser's attorney:

                       Alan D. Fox, Esq.
                       Robinson & Cole LLP
                       885 Third Ave.
                       New York, New York 10022
                       Ph (212) 451-2947
                       Fax (212) 451-2999

     Notices shall be deemed given on the first business day following delivery to the courier as aforesaid. The attorneys for each party are hereby authorized to sign and deliver notices on behalf of each party.

9.   Excuse of Seller's Performance; Return of Deposit; Default and Damages.

     (a) If Purchaser shall advise Seller of Title Objections in accordance with
Section 3 of this Contract, Seller shall be entitled at Seller's sole option to a reasonable adjournment or adjournments of the Closing Date for up to thirty
(30) days to remove any Title Objections; provided, however, that no request by Seller for such an adjournment shall be or deemed to be either an admission by Seller that Seller is obligated hereunder to remove any Title Objection or an undertaking by Seller to remove any Title Objection. If on the Closing Date, Seller does not have such title as it has agreed to convey under this Contract, is unable to convey title in accordance with the terms of this Contract, Seller's sole obligation and Purchaser's sole and exclusive remedy shall be the refund to Purchaser by Escrowee of the Deposit. Upon the return of the Deposit neither party shall have any claim against the other under this Contract and this Contract shall be deemed terminated and Purchaser shall have no rights of action against Seller, in law or in equity, for damages or specific performance.

     (b) Except as set forth in this Contract, Seller shall not be required to bring any action or proceeding or incur any expense to obtain such title as it has agreed to convey hereunder. Purchaser may nevertheless accept such title as Seller has on the Closing Date without reduction of the purchase price except to use proceeds to satisfy liens against the property.

     (c) If the Closing fails to occur as a result of the willful refusal of Seller, without cause, to convey to Purchaser title to the Premises and deliver the Deed (as opposed to Seller's inability to convey title in accordance with the terms of this Contract), Purchaser, as its sole and exclusive remedy at law or in equity, may either (i) bring an action for specific performance and seek damages, or (ii) terminate this Contract and receive payment of the Deposit from the Escrowee and reimbursement from Seller of the net cost of title examination, in which event, upon such payment, this Contract shall be deemed terminated and neither party shall have any further rights hereunder.

     (d) If the Closing fails to occur as a result of a willful default under this Contract by Purchaser, Seller, as its sole and exclusive remedy at law or in equity, may terminate this Contract, in which event Seller, as its sole and exclusive remedy, shall be entitled to receive payment of the Deposit and thereafter retain the Deposit as liquidated damages and not as a penalty or forfeiture, and neither party hereto shall have any further rights, obligations or liabilities under this Contract. It is understood and agreed by the parties hereto that such actual damages as Seller may suffer in the event of default by Purchaser would be extremely difficult and impracticable to ascertain, and that the payment and retention of the Deposit is the party's best current estimate of such damages.

10.  (Intentionally Omitted)

11. Personal Property. The sale includes whatever right, title and interest Seller has in and to personal property and fixtures presently on the Premises which are appurtenant to or used in the operation thereof. Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same where is and "as is." No part of the purchase price shall be deemed to be paid by Purchaser for same.

12.  Broker.

     (a) Purchaser and Seller represent and warrant to each other that PRUDENTIAL CRES Commercial Real Estate is the only broker with whom they have dealt with in connection with this Contract and the Premises and Purchaser and Seller know of no other broker who has claimed, or has a claim, or may have the right to claim, a commission in connection with this transaction. The commission of such broker shall be paid by Seller pursuant to separate agreement. Purchaser and Seller shall indemnify each other and hold each other harmless from and against any damages, commissions, claims, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by either party arising from claims by any broker or finder that such broker or finder has dealt with either party in connection with this Section.

     (b) The provisions of this Section 12 shall survive the Closing, or if the Closing does not occur, the termination of this Contract.

13. Payment of Liens. If on the date of Closing there may be any liens or encumbrances which Seller is obligated to pay and discharge, Seller shall satisfy same and may use any portion of the balance of the Purchase Price for such purpose, provided Seller shall deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy and remove such liens and encumbrances of record, together with the cost of recording or filing said instruments. Purchaser, if request is made two (2) business days prior to the Closing, agrees to provide at the Closing separate bank checks as requested aggregating the amount of the balance of the Purchase Price to facilitate the satisfaction of any such liens or encumbrances. The existence of any such taxes or other liens and encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements. Purchaser shall take title subject to any fines for heating plant, inspections, fire department fines, environmental protection or control board fines or any other liens to the extent such liens are the obligation under its lease of a tenant which is then in occupancy and is not in arrears in the payment of its monthly rent.

14. Destruction and Condemnation. If on or prior to the date set for the Closing (i) there is a total destruction or condemnation of the Premises, or
(ii) a portion of the Premises is destroyed or condemned and the cost of repairing or restoring the Premises exceeds $500,000.00 (or in the case of condemnation, the aggregate of the value of the property taken and the cost to repair or restore the remainder exceeds $500,000) (as reasonably estimated by Purchaser's architect or general contractor, who shall be reasonably satisfactory to Seller), then, in either event, Purchaser shall have the option of canceling this Contract within thirty (30) days after the occurrence of the fire or other casualty or of the condemnation or taking and thereupon the Deposit and any interest accrued thereon shall be returned to Purchaser and this Contract shall be deemed canceled and of no force or effect and neither party shall have any further rights or liabilities against or to the other. In the event of an occurrence as set forth in the preceding sentence and Purchaser does not elect to cancel this Contract or in the event that the cost of repair or restoration of the Premises (or in the case of condemnation, the aggregate of the value of the property taken and the cost to repair or restore the remainder) does not exceed $500,000.00 (estimated as aforesaid), then Purchaser and Seller shall consummate the transaction with a reduction or abatement in the Purchase Price equal to the amount of insurance monies or condemnation award, as the case may be, collected by Seller prior to the Closing; and Seller shall:

     (a) retain the amount of the insurance proceeds or the condemnation award already received, as the case may be, and assign to Purchaser the right to receive any insurance proceeds or award not yet received and credit Purchaser with the amount of any applicable deductible and/or deficiency in insurance coverage (including non-covered loss).

     (b) This Section 14 supersedes the provisions of Section 5-1311 of the General Obligations Law of the State of New York.

     (c) Seller represents that there is currently in effect fire and casualty insurance coverage for the Premises in the amount of full replacement value, and Seller covenants to maintain same in full force and effect through the Closing Date.

15.  Intentionally Omitted

16. Assignment. Except as otherwise set forth, this Contract may not be assigned by Purchaser. Any assignment or attempted assignment shall be void if made without the written consent of Seller. Notwithstanding this provision, an assignment to an Affiliate of Purchaser shall not require Seller's consent. No permitted assignment of the Purchaser's rights under this Contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall has been furnished with the name and address of the assignee not less than ten
(10) days prior to the Closing Date. The term "Purchaser" shall be deemed to include the assignee under any such effective assignment.

17. Modification. This Contract may not be changed or terminated orally. The stipulations aforesaid are to apply to and bind the successors and permitted assigns of the respective parties, but nothing contained herein shall be deemed a waiver of the provisions of Section 15 hereof.

18. Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of New York.

19.  Seller's Representations, Covenants and Warranties.

     (a) Seller hereby represents, warranties and covenants that:

          (i) Seller is the owner in fee simple absolute of the Premises, subject to the Permitted Exceptions. Subject to the terms and provisions of this Contract, Seller will convey good and marketable title to the Premises to Purchaser subject only to the Permitted Exceptions.

          (ii) Between the execution of the contract and the Closing, the building equipment at the Premises including, without limitation, the plumbing system, the heating, ventilation and air conditioning system and the electrical system shall be maintained as required by the Leases as described on Schedule C, and such building equipment shall be in working order on the Closing Date.

          (iii) Seller will obtain the necessary approvals and authorizations to consummate this transaction and this Contract is fully binding upon Seller in accordance with its terms. Furthermore, Seller has full authority to dispose of the Premises and to otherwise carry out the provisions of this Contract.

          (iv) Between the date hereof and the Closing, Seller shall not lease (unless authorized pursuant to the Contract) or otherwise encumber the property.

          (v) As of the date of this Contract, Seller has not received any actual notice of, and does not have any actual knowledge of or information as to, any existing or threatened condemnation involving the Premises.

          (vi) Seller has not and shall not hereafter contract for any services or make any commitment or obligations which will bind Purchaser as the owner of the Premises.

          (vii) As of the date of this Contract, Seller has not received any written notification from any insurance carrier insuring the Premises or from any board of fire underwriters requiring the performance of any work at the Premises which has not been complied with. If any such notification is received by Seller after the date of this Contract, Seller shall promptly forward a copy thereof to Purchaser.

          (viii) As of the date of this Contract, Seller has not received any actual notice of any existing or contemplated special assessments affecting the Premises. Seller has no actual knowledge of planned public improvements which may result in special assessments affecting the Premises. Seller will provide Purchaser with any received before Closing.

          (ix) As of the date of this Contract and as of the date of Closing, Seller has not received any actual notice of, and does not have any actual knowledge of or information as to, any actions, suits, or proceedings existing, pending or threatened against or relating to Seller or the Premises in any court or before any administrative agency which, if successful, would restrict or prevent the sale contemplated hereby or the continued operation of the Premises as buildings of the type being operated and maintained thereon as of the date hereof or could give rise to the filing of a lis pendens against the premises.

          (x) Between the date hereof and the Closing, Seller shall conduct its business involving the Premises as follows, and during such period will do the following:

               (1) refrain from transferring all or any of Seller's interest in the Premises or creating on the Premises any easements, liens, mortgages, encumbrances, or other interests;

               (2) refrain from entering into any leases, options, contracts or other commitments regarding the Premises which would be binding upon Purchaser;

               (3) keep in full force and effect the existing fire and extended coverage insurance for the Premises; and

               (4) keep in full force and effect, and free from default by Seller, the Mortgage described in paragraph 32 below.

          (xi) Except for the items which are to be assumed by or paid by Purchaser or are to be prorated as herein set forth, Seller shall be solely liable for the payment of all costs and expenses, liabilities, obligations, and claims arising out of Seller's ownership and operation of the Premises prior to the Closing; and Seller hereby agrees to defend, indemnify, and hold Purchaser and its successors and assigns harmless therefrom. This representation shall survive the Closing for a period of twelve (12) months.

          (xii) The fixtures and equipment, if any, not owned by the tenants included in this sale of the Premises to Purchaser are, and on the date of Closing will be, owned by Seller free and clear of all liens, encumbrances, security interests, title retention agreements, personal property taxes or leases other than the Permitted Exceptions.

          (xiii) The execution and delivery of this Contract and the performance by Seller of its obligations hereunder have been duly authorized by all required company action of Seller.

          (xiv) Seller has the right, power and authority to make and perform its obligations under this Contract.

          (xv) Seller has not received any written notice from any governmental agency claiming or determining that the Premises is affected by any "Hazardous Materials" and Seller has no knowledge of the Premises being affected by any Hazardous Materials. As used herein, the phrase "Hazardous Materials" shall include any pollutant, dangerous substance, toxic substance, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term, as defined in or pursuant to any applicable federal, state or local law, rule or regulation dealing with environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 980, 42 U.S.C. ss. 9601 et seq .., as amended by the Superfund Amendments and Reauthorization Act; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq ..; the Hazardous Material Transportation Act, 42 U.S.C. ss. 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15, U.S.C. ss. 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; the Emergency Planning and Community Right-to-know Act, 42 U. S. C. ss. 111001 et seq.; the New York State Environmental Conservation Law, Chapter 43-B, Consolidated Laws of New York; the New York State Navigation Law,
     Section 12, ss. 170 - ss. 204, Oil Spill Prevention, Control and Compensation; Safe Drinking Water Act, 42 U.S.C. ss. 300h et seq., each as amended or supplemented, any analogous current or future Federal, state and local statutes, and any rules or regulations promulgated under any of the foregoing.

          (xvi) To the best of Sellers` knowledge, they have not received any notice of violation of (A) applicable laws, rules, regulations or ordinances of any federal, state, or local governmental or quasi governmental authority or agency or (B) environmental laws, rules or regulations or (C) any covenants and restrictions, easements or rights-of-way that would restrict the present use of the Premises.

          (xvii) At Closing, there shall be no service contracts affecting the premises which contracts can not be cancelled on thirty (30) days notice, without penalty.

          (xviii) Each Seller is a limited liability company duly organized, validly existing and in good standing in the State of New York. Each Seller has all corporate authority and powers necessary for making and performing of this Contract and for carrying on the business now conducted or proposed to be conducted by Seller. Each Seller has taken all company action required to execute, deliver, and perform this Contract as well as all documents required to be executed and delivered by the Seller hereunder, and to make all of the provisions of this Contract valid and enforceable as they purport to be and has caused this Contract to be executed by a duly authorized officer of the Seller.

          (xix) Execution and delivery of this Contract and all related documents and performance of the obligations hereunder and thereunder by Seller do not, to Seller's knowledge, conflict with any provision of any law or regulation to which Seller is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller, which would materially and adversely affect the ability of Seller to perform its obligations under this Contract.

          (xx) There are no judgments, orders or decrees of any kind against Seller unpaid or unsatisfied of record, or any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before4 any court or administrative agency which has, or is likely to have, any material adverse effect on (i) the business or assets or the condition, financial or otherwise, of Seller or
     (ii) the ability of Seller to perform its obligations under this Contract.

          (xxi) Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has such petition been filed against Seller. No general assignment of property of Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for Seller or any of Seller's property.

20. Seller's Closing Obligations. At the Closing, Seller shall deliver to Purchaser the following:

     (a) The Deed properly executed and acknowledged and in proper form for recording so as to convey the title required by this Contract.

     (b) All leases for space at the Premises and all service maintenance and similar contracts in Seller's possession that are in effect on the Closing Date and an assignment and assumption with respect thereto, pursuant to which Seller indemnifies Purchaser for all obligations thereunder relating to the period prior to Closing and Purchaser indemnifies Seller for all obligations relating to the period on or after the Closing Date..

     (c) A schedule of cash security deposits and either a check or credit to Purchaser in the amount of cash security deposits actually held including any interest thereon required by law or the terms of each lease to be paid to the tenant thereunder, held by Seller on the Closing Date under the leases for space at the Premises, less an administrative charge or, if the cash security deposits are held by an institutional lender, an assignment to Purchaser and written instructions to the holder of such deposits to transfer same to Purchaser, and appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash, as provided in Section 7-105 of the New York Obligations Law or otherwise, upon the execution and delivery by Purchaser of a receipt for said security deposits together with the indemnity referred to in Section 11.2. Seller shall be entitled to its pro-rata share of any administrative fee with respect to said deposits as provided in Section 7-103 of the New York General Obligations Law or otherwise. No security deposits may be applied by the Seller unless the tenant has vacated.

     (d) A certified rent schedule and setting forth all rents, security deposits, arrears in rents and all prepayments of rents.

     (e) An original letter, in form reasonably acceptable to Purchaser executed by Seller or its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

     (f) To the extent they are in Seller's possession, all building plans, keys and access codes, manuals and operating materials regarding building systems and equipment, and certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental or quasi-governmental authorities having or asserting jurisdiction.

     (g) Such affidavits as Purchaser's Title Company shall reasonably require in order to omit from its title insurance policy all exceptions other than the Permitted Exceptions and the standard printed exceptions, including, but not limited to, exceptions for: (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as, or similar to, Seller's name;
(ii) mechanics' liens; and (iii) rights of parties in possession (except as tenants only).

     (h) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes charged or imposed in connection with the transfer of the Premises and copies of any required tax returns therefor executed and acknowledged by Seller, which checks shall be certified or official bank checks if required by the taxing authority.

     (i) Possession of the Premises, subject only to the existing tenancies permitted hereunder, in the condition required by this Contract.

     (j) Any other documents, instruments or things required by this Contract to be delivered by Seller, including the Estoppel Letters, currents tax bills and service contracts, or which are reasonably necessary or desirable in order to consummate the transaction contemplated herein.

     (k) The Estoppel Letters (as defined in Section 30), service contracts that will survive closing and current tax bills, together with a certification that, to Seller's knowledge, there has been no material adverse change in the facts set forth in the Estoppel letters, except as disclosed in the certified rent schedule delivered pursuant to subsection 20(d) above.

21. Binding Effect. Under no circumstances shall this Contract have any binding effect upon Purchaser or Seller until Purchaser and Seller shall have executed the same and delivered executed counterparts of this Contract to each other.

22. Captions. The captions of individual sections of this Contract are for convenience of reference only and shall not affect the construction to be given to any provision hereof.

23. Attorney's fees. In connection with any litigation relating to this Contract and/or Premises, the prevailing party shall be entitled to recover reasonable attorney's fees and disbursements.

24. Conditions to Purchaser's Obligations. The obligations of Purchaser to make payment of the Purchase Price and to close the transaction herein contemplated are subject to the following conditions:

     (a) Seller shall have completed all of the deliveries required by Seller hereunder.

     (b) All the representations of Seller contained in Section 19(a) hereof were true in all material respects on the date of this Contract and at the time of closing. Only those representations which specifically state they survive the delivery of the deed shall survive.

     (c) The representations of Seller contained in Section 19 hereof are true in all material respects on the date of the Closing (except for any change in any information arising on account of the exercise of any right or discharge of any obligation by Seller pursuant to this Contract).

     (d) Seller has complied in all material respects with it obligations and agreements hereunder.

25. Cure. Any covenants, representations or warranties of Seller herein which are found after the execution hereof to be in breach may be cured by Seller prior to the Closing and, if so cured, Seller shall not be deemed to have defaulted hereunder by reason of any such breach.

26. Purchaser's representations. Purchaser makes the following representations and warranties for the benefit of the Seller, each which is true and correct as of the date hereof:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing in the State of New York. Purchaser has all corporate authority and powers necessary for making and performing of this Contract and for carrying on the business now conducted or proposed to be conducted by Purchaser. Purchaser has taken all corporate action required to execute, deliver, and perform this Contract as well as all documents required to be executed and delivered by the Purchaser hereunder, and to make all of the provisions of this Contract valid and enforceable as they purport to be and has caused this Contract to be executed by a duly authorized officer of the Purchaser.

     (b) Execution and delivery of this Contract and all related documents and performance of the obligations hereunder and thereunder by Purchaser do not, to Purchaser's knowledge, conflict with any provision of any law or regulation to which Purchaser is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, which would materially and adversely affect the ability of Purchaser to perform its obligations under this Contract.

     (c) There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record, or any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse effect on (i) the business or assets or the condition, financial or otherwise, of Purchaser or (ii) the ability of Purchaser to perform its obligations under this Contract.

     (d) Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has such petition been filed against Purchaser. No general assignment of property of Purchaser has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for Purchaser or any of Purchaser's property.

27. Assessments. If, at the Closing the Premises or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, then, for the purposes of this Contract, Seller shall pay all installments payable before Closing and all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing, shall be deemed to be due and payable and to be liens upon the Premises and shall be paid and discharged by Purchaser.

28. Premises Obligations. Purchaser shall deliver to Seller an agreement assuming all obligations (arising after the Closing) under the leases assigned hereunder and indemnifying and agreeing to defend Seller from and against any and all (a) matters arising from facts or circumstances occurring after the Closing and (b) claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser under this Contract.

29. Indemnity. Notwithstanding anything to the contrary contained in this Contract, any investigation or examination of the Premises performed by Purchaser or Purchaser's Agents prior to the Closing shall be performed at the sole risk and expense of Purchaser, and Purchaser shall be solely responsible for the acts or omissions of any of Purchaser's Agents brought on, or to, the Premises by Purchaser. In addition, Purchaser shall defend, indemnify and hold Seller harmless from and against all loss, expense (including, but not limited to, reasonable attorneys' fees and court costs arising from the enforcement of this indemnity), damage and liability resulting from claims for personal injury, wrongful death or property damage against Seller or any of the Premises arising from or as a result of, any act or omission of Purchaser or Purchaser's Agents in connection with any inspection or examination of the Premises by Purchaser or Purchaser's Agents. The provisions of this Section 30 shall survive the Closing or the earlier termination of this Contract.

30. Tenant's Estoppel. Seller shall have delivered to Purchaser, at or before Closing, a written statement from each of the tenants of the Premises (the "Estoppel Requirement"), in substantially the form of, and as qualified by, the form of tenant estoppel certificate set forth on Schedule F attached hereto and made a part hereof and dated within sixty (60) days of the date of Closing ("Estoppel Letters"). In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to (i) any non-material (as determined in Purchaser's reasonable judgment) qualifications or modifications which a tenant may make to the form of Estoppel Letter and (ii) any modification to an Estoppel Letter to conform it to the form of tenant estoppel the tenant is required to give under its lease, provided that such modified Estoppel Letter is substantially equivalent to Exhibit F in all material respects. If Seller does not obtain an Estoppel Letter from one or more of the tenants, Seller may, at its sole option, execute estoppel certificates, in the form of Schedule F hereto, mutatis mutandis, with respect to any of the Leases for which Estoppel Letters were not obtained in order to satisfy the Estoppel Requirement, provided Seller has obtained Estoppel Letters from tenants occupying an aggregate of no less than 80% of the total rentable square footage of the Premises. If any tenant indicates in its Estoppel Letter that it has a claim against Seller or in respect of its obligations under its lease, and the amount of such claim is ascertainable and agreed to by Seller and Purchaser, Seller shall have the right, at its sole option, to give Purchaser a credit against the cash portion of the Purchase Price in the amount of the claim, in which event, Purchaser shall complete Closing and take subject to such claim. Notwithstanding the foregoing, Seller agrees to request an Estoppel Letter from each of the tenants under the Leases. Seller's failure to satisfy the Estoppel Requirement shall not constitute a default by Seller hereunder. In the event of such failure, Purchaser's sole remedy shall be to either (x) waive the estoppel requirement and proceed to Closing without any abatement in the Purchase Price or (y) terminate this Agreement and receive a return of the Deposit and reimbursement of title, survey and environmental inspection costs and expenses.

31. 1031 Exchange. In the event either Purchaser or Seller desires to effectuate the transaction contemplated by this Agreement as a tax-free exchange, then upon request made by Purchaser or Seller, as applicable, the other party shall cooperate fully with the request in effectuating such tax-free exchange, such cooperation to include, without limitation, executing and delivering all documents and instruments necessary for such purpose. The requesting party shall reimburse the other party for any costs or expenses incurred by such other party in connection with such cooperation, and the Closing Date shall not be extended by reason of such tax-free exchange. The within transaction is in no manner conditional nor subject to any determination that the within transaction shall qualify as a Section 1031 tax deferred exchange for Seller and/or Purchaser..

32. Existing mortgage-prepayment penalty- Assumption of Mortgage- Assignment of Mortgage. If Purchaser elects in its sole and absolute discretion to proceed to closing on an all-cash basis, Purchaser shall pay any and all prepayment penalty charges not to exceed FOUR (4%) percent of the outstanding principal balance of the indebtedness of the existing Mortgage Note incurred by the Seller in connection with the satisfaction of the existing Mortgage Note and Consolidated Mortgage and Spreader Agreement and Limited Personal Guaranty with Astoria Federal Savings and Loan Association covering the Premises at Closing (See Schedule D). Seller shall not be obligated under any circumstances to be responsible for payment of the above prepayment penalty, except as otherwise set forth below.

     The Purchaser shall be entitled to make an application to Astoria Federal Savings and Loan Association, the existing Lender (herein "Lender", to assume the terms of the existing Mortgage Note and Consolidated Mortgage and Spreader Agreement (herein "Mortgage") ,and, assume the terms of a Limited Personal Guaranty (herein "Guaranty" dated the 6th day of January, 2005 annexed to this Contract as Schedule D (provided, however, that such Guaranty shall be assumed by Purchaser only, and Purchaser shall not be required to obtain a guaranty from any individual or other entity). Purchaser agrees to pay all fees in connection with the assumption of the existing financing on the Premises, including, but not limited to, an assumption fee of up to one (1%) percent due under the Mortgage. The Purchaser will be solely responsible for all of the fees and disbursements charged by Lender in connection with such application and assumption, including counsel fees, costs of any title examination and any title insurance policy required by the Lender to insure the assumption of the Mortgage, recording fees, appraisal fees, survey charges and bank and/or other title company charges that may be required by the Lender to complete this transaction. The Purchaser has thirty (30) days from the date a fully executed Contract is delivered to the Purchaser to obtain a Commitment Letter and/or a written consent from the Lender for the assumption of the Note, Mortgage and Guaranty. If this is not obtained before this deadline, and any agreed upon written extensions (consent to which extensions up to 30 additional days shall not be unreasonably withheld by either party), the Purchaser may cancel this Contract prior to receipt of such consent and/or Commitment Letter from the Lender and the Deposit shall be returned to the Purchaser and this Contract shall become cancelled. Seller agrees to cooperate with the Purchaser in its application to the Lender.

     Notwithstanding the above provision, Seller shall provide a copy of a letter signed by the Lender within ten (10) days from the date of this Contract indicating that the Mortgage in Schedule D is assumable (ONLY ONCE BUT NOT FOR FUTURE TRANSACTIONS AFTER THE PURCHASER ASSUMES THIS MORTGAGE) by the Purchaser (provided that Purchaser shall pay all fees and charges indicated below) in accordance with the following assumption provisions that should have been in the Mortgage when executed by the Seller:

     "So long as the Mortgagor is not in default under the terms of this Consolidated Mortgage, the Note secured hereby or any other loan documents, Mortgagor shall have the right to make a one time transfer of title to the Mortgaged Property to a bona fide purchaser for value, subject to and by purchaser assuming the existing mortgage on its present terms and conditions, so long as purchaser qualifies under Mortgagee's underwriting guidelines in effect at the time of the assumption and which assumption is approved by the appropriate loan committee of the Mortgagee. A mandatory fee of one (1%) percent of the then unpaid balance of the indebtedness shall be paid and Mortgagor shall pay all fees and disbursements for preparation of documents and recording fees.

     "The Mortgagor must notify the Mortgagee in writing, at least thirty (30) days prior to the date of transfer, of its intention to transfer title and pay the one (1%) percent fee. Failure to give written notice to Mortgagee as provided herein shall constitute a waiver of this provision."

     If Seller shall fail to deliver the above-described letter from Lender acknowledging that the Mortgage is assumable, then, notwithstanding anything to the contrary set forth above, Seller shall discharge the Mortgage at closing and shall be liable for all costs and expenses relating to such discharge, including payment of the prepayment penalty.

34.  Seller's Obligations as to Leases.

     (a) Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld: (i) amend, renew or extend any Lease in any respect, unless required by law; or (ii) terminate any lease or Tenancy except by reason of a default by the tenant thereunder.

     (b) Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or Tenancy prior to the Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. If any space is vacant at Closing, the Purchaser shall accept the premises subject to such vacancy.

     (c) Notwithstanding the above provision, Seller shall not permit occupancy of, or enter into any new lease without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail indicating a proposed rental at fair market value and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof. If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within five (5) business days after receipt of Seller's notice, in which case Seller shall not enter into the proposed lease, and Purchaser shall pay to Seller at the Closing the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant's obligation to pay rent would have commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller's notice, prorated in each case over the term of the proposed lease and apportioned as of the Closing Date. If Purchaser does not so notify Seller of its objection, Seller shall have the right to enter into the proposed lease with the tenant identified in Seller's notice and Purchaser shall pay to Seller the brokerage commission, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date. Such payment shall be made by Purchaser to Seller at the Closing. In no event shall the amount payable to Seller exceed the sums actually paid by Seller on account thereof. If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy.

     (d) Seller makes no representation and has no obligation whatsoever with respect to any property (whether or not attached to the Premises) which belongs to any tenant or occupant. Any or all of such property may be removed by Seller or such tenant and Seller shall have no obligation to repair any damage resulting from such removal, and Purchaser shall accept the Premises with or without any of such Property.

35. Information. The information concerning written leases (such leases together with all amendments and modifications thereof are collectively referred to as "Leases" set forth in Schedule C attached hereto ("Rent Schedule") is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof, and there are no occupants of any space in the Premises other than tenants under written leases and any subleases or sub-tenancies. No tenant has an option to purchase the Premises or a right of first refusal of first offer with respect to a sale of the Premises. There are no security deposits other than as set forth in the Rent Schedule. To Seller's actual knowledge, no action or proceeding, voluntary or involuntary, is pending against any tenant under any bankruptcy or insolvency act. If any Leases which have been exhibited to by Purchaser or its representative contain provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases.

36.  Inspection Period.

     (a) At Purchaser's expense, during the period between the date of this Contract and 5:00 p.m. New York time on November 11, 2006, Purchaser may inspect the Premises and may retain appropriately licensed environmental and/or engineering consulting firms to conduct inspections thereof (subject to the limitations set forth in Clause (d) of this Paragraph 36).

     (b) During the Inspection Period, Purchaser and its agents may have access to the Premises and shall be provided with copies of the Leases, the Contracts, tenants' records, rent roll, operating statements, financial statements for the most recent three years, title materials, existing surveys, real estate tax bills for the two most recent tax years, certificates of occupancy for each of the buildings on the Premises, the existing mortgage documents, and other files in possession of Seller or its managing agent relating to the Premises (including, without limitation, plans and specifications and permits but excluding internal memoranda, appraisals and other materials of a confidential nature or that are otherwise subject to any privilege). Access to the Premises shall be at reasonable times upon reasonable notice to Seller in order to make such inspections and perform such tests as reasonably required by it. All investigations, studies and surveys conducted by Purchaser shall be at Purchaser's sole cost and expense and shall be conducted only in the presence of Seller or Seller's representative or agent. If the Closing does not occur, Purchaser shall provide to Seller, at no cost to Seller, copies of the results of all investigations, studies and surveys conducted by it or at its request. In the event this Agreement is terminated, Purchaser shall return to Seller all copies of all materials relating to the Premises provided to Purchaser pursuant to this Agreement.

     (c) Notwithstanding any other provision hereof, in no event shall Purchaser conduct any environmental investigations or testing other than standard "Phase I" investigations without Seller's approval of the nature and scope of such testing. In the event Purchaser determines, in its reasonable judgment based upon its initial "Phase I" environmental inspections and tests, that any additional environmental study should be conducted to determine the acceptability of the condition of the Premises, Purchaser shall so notify Seller in writing promptly and, in any event, prior to the expiration of the Inspection Period. In such case, the Inspection Period shall be deemed extended solely with respect to the environmental condition of the Premises, for a period to be agreed upon by Seller and Purchaser for the purpose of allowing Purchaser sufficient time in which to conduct such Phase II study.

     (d) Purchaser may terminate this Agreement by written notice to Seller received by Seller at any time prior to the expiration of the Inspection Period, for any reason or no reason and, upon such notice, this Agreement shall terminate, Purchaser shall deliver to Seller all materials in Purchaser's (or its agent's or advisor's) possession and relating to the Premises, Seller shall direct the Escrowee to pay the Deposit to Purchaser, and upon such payment and such deliveries by Purchaser, neither party shall have any further obligation under this Agreement except for any liability expressly provided herein as surviving termination. If Purchaser does not timely notify Seller in writing on or before the expiration of the Inspection Period that Purchaser is terminating this Agreement, then Purchaser shall have no further right to terminate this Agreement by reason of any fact or matter whatsoever relating to the condition of the Premises, whether physical, environmental, financial or otherwise, except any such right as may be expressly set forth in the other provisions of this Agreement.

     (e) Purchaser shall indemnify, protect, defend and hold Seller and Seller's managing agent harmless from and against any and all loss, claims, demands, damages, liabilities, costs and/or expenses resulting or arising from or relating to Purchaser's inspections of and activities on the Premises and, if Purchaser does not consummate the purchase contemplated hereby, shall return the Premises to its condition existing prior to Purchaser's investigations, inspections or tests if so requested by Seller.

     (f) Purchaser agrees to treat all information received with respect to the Premises, whether such information is obtained from Seller or from Purchaser's own due diligence investigations, in a confidential manner. Purchaser shall not disclose any such information to any third parties, other than such disclosure to Purchaser's counsel, consultants, accountants and advisers as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement). Seller and Purchaser agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party.

     (g) This Section 36 shall survive Closing and delivery of the Deed and/or termination of this Agreement.


     IN WITNESS WHEREOF, Seller and Purchaser have executed this Contract of Sale as of the date and year first above written.


SELLER:

PELICAN REALTY LLC

/s/ Vincent J. Pellicane
-----------------------------------
BY: VINCENT J. PELLICANE, MEMBER


FRANK M. PELLICANE REALY, LLC

/s/ Theodora Pellicane
-----------------------------------
BY: THEODORA PELLICANE, AS EXECUTRIX
OF THE ESTATE OF FRANK M. PELLICANE, MEMBER



PURCHASER:

GYRODYNE COMPANY OF AMERICA, INC.

By:  /s/ Stephen V. Maroney
   --------------------------------
     Name:  Stephen V. Maroney
     Title: President